Exhibit 99.1

FOR IMMEDIATE RELEASE

August 20, 2014

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720.566.2932

CLOUD PEAK ENERGY ANNOUNCES TERMINATION OF
TAX RECEIVABLE AGREEMENT WITH RIO TINTO

Gillette, Wyo, August 20, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, announced today it has agreed to pay $45 million to Rio Tinto to terminate the Tax Receivable Agreement (“TRA”) that was established at the time of Cloud Peak Energy’s Initial Public Offering in 2009.  Under the acceleration and release agreement with Rio Tinto, this payment settles all future liabilities that would have been owed under the TRA.  At June 30, 2014, Cloud Peak Energy carried an undiscounted liability of $103 million in respect of its estimated future obligations under the TRA and anticipated making cash payments of approximately $14 million each year in 2014 and 2015 and additional payments in some subsequent years.

The settlement will result in a non-cash gain during the third quarter of approximately $58 million before tax and approximately $37 million after adjustments to the associated deferred tax assets.  Cloud Peak Energy retains the deferred tax assets related to the step up in tax basis as a result of Rio Tinto’s disposal of the business.  As such, Cloud Peak Energy will continue to benefit from increased tax depreciation and does not expect any increase in cash income taxes payable as a result of this transaction.

Michael Barrett, Cloud Peak Energy’s Executive Vice President and Chief Financial Officer, commented, “We are pleased to be able to settle our obligations under the TRA which will allow us to take full advantage of the step up in tax basis related to our IPO transactions.  Ending the TRA will also significantly reduce the accounting and audit burden associated with this complex agreement.  We see this as an efficient and accretive use of capital at this time, and a good opportunity to further manage our balance sheet liabilities.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana.  In 2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements include the expected tax and other benefits of this agreement with Rio Tinto, and other statements regarding the expected benefits of this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including the impact of existing and future tax laws and regulations, our company’s future results and its ability, if any, to achieve the intended tax and other benefits of this transaction, and other factors. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720.566.2932
Vice President, Investor Relations